                            ==================
                                 AGREEMENT *
                                 ---------
                            ==================




This Agreement is made as of the 22nd day of December 1995, by and between Sanofi, a corporation organized and existing under the laws of France, having its registered office at 32-34 rue Marbeuf - 75008 Paris - France ( hereinafter referred to as "Licensor") on the one hand, and ViroPharma, Inc., a corporation organized and existing under the laws of Delaware, having its principal offices at 76, Great Valley Parkway, Malvern PA 19355 - USA (hereinafter referred to as "Licensee") on the other hand


                                  WITNESSETH
                                  ----------


- - WHEREAS, Licensor owns certain intellectual property rights including patent rights, and certain know-how and technical data, relating to pharmaceutical compounds known as WIN 63843 and WIN 68881,

- - WHEREAS, Licensee is interested in obtaining a license to develop, manufacture and market any pharmaceutical specialties containing the above compounds in the Territory as defined below,

- - WHEREAS, Licensor and Licensee have agreed on certain terms and conditions of the future license to be signed between them in accordance with the "Heads of Terms" signed on June 9, 1995,

- -WHEREAS, the purpose of this Agreement is to define Licensee's and Licensor's rights and obligations with respect to such license.

NOW, THEREFORE, in consideration of the above premises and of the mutual covenants hereinafter contained, Licensee and Licensor hereby agree as follows:

ARTICLE 1 - DEFINITIONS
- -----------------------

The following terms as used in this Agreement shall have the following meaning unless otherwise indicated:

1. Party or Parties shall mean respectively either Licensee or Licensor as the context requires, or both Licensee and Licensor.

2.  Agreement shall mean this Agreement in its entirety including Schedules.


* Portions of this exhibit were omitted and filed separately with the Secretary of the Commission pursuant to an application for confidential treatment filed with the Commission pursuant to Rule 406 under the securities Act of 1933. Such portions are marked by "X" or the word "Redacted".

3. Affiliate(s) shall mean either a corporation or other business entity, whether de jure or de facto, which, directly or indirectly, is owned by or is common ownership with a party hereto to the extent of at least fifty percent (50%) of the equity (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) having the power to vote on or direct the affairs of the entity and any person, firm partnership, corporation or other entity actually controlled by, controlling or under common control with a party to this Agreement.

4. Products shall mean any preparation in finished product form for use in the Selected Indication and containing one of the Compounds as active ingredient.

5. Compounds means the active ingredients of the Products known as WIN 63843 or WIN 68881, Licensee having a right of first refusal in the Territory on any other analogues that Licensor would have developed.

6. Selected Indications means picornavirus cold therapy, picornavirus cold prophylaxis and enterovirus therapy, Licensee having a right of first refusal on any other indications to be developed in the Territory.

7. Territory shall mean the United States of America (including U.S. Territories) and Canada.

8. Trademarks shall mean the trademarks jointly selected by Licensor and Licensee under which the Products will be marketed in the Territory, which will be registered by, and in the name of, Licensor.

9. Patents shall mean the patents and patent applications owned or controlled by Licensor, relating to the Compounds, as listed in Schedule 1 attached hereto, and any additions, divisions, continuations, continuations-in-part, amendments, amalgamations, reissues and re-examination of such applications or patents, including any extensions and renewals thereof, in whatever form and by whatever legal title they are granted (i.e. supplementary protection certificate).

10. Know-How and Technical Data shall mean all the know-how, scientific, commercial and technical data and other information presently available or which may become available from time to time, by Licensor or any of its Affiliates in the Territory, including but not limited to secret and confidential formulae, processes, procedures, methods and specifications concerning the Compounds, which will be disclosed by Licensor to Licensee for exclusive use in the Territory, and more generally any further information which are available and which Licensor feels is required by Licensee to ensure execution of this Agreement.

11. Registrations shall mean the New Drug Approvals or Product License Applications, which will be filed by the Licensee with the competent health authorities of the Territory at its own costs and expense, and any other authorization of any competent authority in the Territory allowing the manufacture and the marketing of the Products in the Territory.

12. Development Costs shall mean (i) any direct external costs, i.e. expenses invoiced by third parties that are directly related to the development of the Products or attributable to the activities of a scientific department with respect to the Product, and (ii) any internal costs, i.e. actual costs incurred by Licensee and/or Licensor, as the case may be, with respect to the development of the Products, and calculated on the basis of time spent, allocation for occupancy and facilities and computer operations on basis to be agreed upon between the Parties as set forth in Appendix A attached hereto.

13.  Net Sales shall mean the invoiced sales of the Products after deducting:

     (a)  Customary trade discounts; reasonable quantity and cash discounts;

     (b) allowances or credits to customers on account of rejection or return of Products or on account of retroactive price reductions affecting Products;

     (c)  freight and insurance included in the price;

     (d) value added, sales, use or turnover taxes, and excise taxes or customs duties or local charges or taxes, included in the invoiced amount;

14. Sub-license(s) shall mean any right granted hereunder to Licensee to be sub-licensed to a third party in the Territory with Licensor's prior written consent, for the performance of the whole or part of this Agreement.

15. Sub-Licensee(s) shall mean any entity or person which is granted Sub-License rights under Article 2.2.


ARTICLE 2-GRANT OF RIGHTS
- -------------------------

2.1 Subject to all the terms and conditions of this Agreement, Licensor hereby grants to Licensee under the Patent, and the Know-How and Technical Data, the sole and exclusive right and license to develop, make have made, use market and sell the Compounds and the Products for the Selected Indications in the Territory, under the Trademarks.

2.2 Licensor hereby authorizes Licensee to appoint Sub-licensees in the Territory, for the performance of its obligations hereunder, with Licensor's prior written consent which will not be unreasonably withheld.

2.3 No Sub-license agreement nor any of its provisions shall relieve Licensee from any of its obligations to Licensor under this Agreement.

2.4 Any Sub-license(s) agreement(s) to be negotiated by Licensee shall be consistent with the terms and conditions herein contained, and shall be transmitted to Licensor for prior review and approval.

ARTICLE 3-DEVELOPMENT WORK
- --------------------------

3.1 Licensee shall use its best efforts and diligence to develop and register the Products for the Selected Indication in the Territory, by performing various scientific and technical studies (the "Development Work") in accordance with the terms and conditions of this Agreement, including the development plan attached as Schedule 2 reflecting clearly the objectives, procedures, decisions points, means and obligations during the Development Work (the "Development Plan").

3.2 Promptly after completion of data analysis from Phase llb performed by Licensee, Licensor shall have, for each Product developed by Licensee, an option of:

     (a) joining Licensee in the future Development Work of the Products for the purpose of preparing a common dossier for Registrations of the Products in the Territory and in the European Union, Phase III being the responsibility of Licensee in the Territory, and being the responsibility of Licensor in any other countries outside the Territory. In such case, Licensor shall reimburse [XXX] of the Development Costs incurred by Licensee as from the effective date of this Agreement. Thereafter, the Parties will share equally all future Developement Costs incurred as from the date Licensor decides to join Licensee in the Developement Work described in Schedule 2 pursuant to statements established by mutual agreement of the Parties, and reflecting all such future Developement Costs incurred within each calendar quarter, or

     (b) using all information and data developed by Licensee under this Agreement for applying Registrations of the Products in the European Union, without joining Licensee in the Developement Work of the Product in the Territory. Upon Licensor's request, Licensee agrees to assist Licensor in any scientific preparation and presentation of the dossier to the relevant health authorities in the European Union.

     Licensor's option shall be exercised by notifying Licensee in writing at the latest three (3) months after the receipt of Licensee's notification of completion of data analysis from such Phase llb. In all cases, and subject to Licensee's prior written approval which shall not be unreasonably withheld, Licensor shall have the right to use all information and data developed by Licensee and included in Licensee's dossier, free of charge subject to the provisions of Articles 4 and 6 below relating to "Milestones" and "Royalties", for applying for Registrations of the Products in any country outside the Territory.

3.3 Each Party shall have and retain sole and exclusive title to all inventions and discoveries which are made, conceived, reduced to practice or generated by its own employees or agents in the course of, or as a result of, activities pursuant to this Agreement. Licensor shall have an exclusive unrestricted right outside the Territory, to make, have made, use, market and sell all inventions and discoveries developed under this Agreement by Licensee relating to the Compounds and/or the Products, subject to royalty payment as provided in Article 6.2 below, provided that no other remuneration shall be due to Licensee by Licensor for such use.

3.4 In case of joint inventions or joint discoveries made during any co-development work performed by the Parties under this Agreement, it is hereby agreed that such joint inventions or discoveries shall be jointly owned by the Parties. Licensor shall have an exclusive unrestricted royalty free right to make, have made, use, market and sell such joint inventions and discoveries outside the Territory, and Licensee shall have a royalty free right to use such joint inventions or joint discoveries within the Territory, subject to Article 5 of this Agreement.

ARTICLE 4 - MILESTONE FEES
- --------------------------

In consideration of the license rights granted to Licensee hereunder, Licensee shall pay to Licensor the following milestone fees, the payment of which shall be conditional within 60 days after the occurrence of any related event(s):


(a) upon signature of this Agreement: ............................ USD 1.000.000

(b) enrollment of the first patient in Phase III, or no later than 3 years after the signature of this agreement, whichever is sooner:

    (i)  if Licensor has opted for case (a) of Article 3.2 above.. USD 2.000.000
    (ii) if Licensor has opted for case (b) of Article 3.2 above.. [xxxxxxxxxxxx]

(c) US NDA submission, or no later than 3 years after initiation of Phase III, whichever is sooner: ...........................

    (i)  if Licensor has opted for case (a) of Article 3.2 above.. [xxxxxxxxxxxx]
    (ii) if Licensor has opted for case (b) of Article 3.2 above..   [xxxxxxxxx]

(d) PLA submission by Licensor in one of the following major European
    Union countries (France, UK, Germany, Italy):

    (i)  if Licensor has opted for case (a) of Article 3.2 above.. [xxxxxxxxxxxx]
    (ii) if Licensor has opted for case (b) of Article 3.2 above..   [xxxxxxxxx]

(e) US NDA approval:

    (i)  if Licensor has opted for case (a) of Article 3.2 above.. [xxxxxxxxxxxx]
    (ii) if Licensor has opted for case (b) of Article 3.2 above.. [xxxxxxxxxxxx]

(f) PLA approval in one major European Union country:

    (i)  if Licensor has opted for case (a) of Article 3.2 above.. [xxxxxxxxxxxx]
    (ii) if Licensor has opted for case (b) of Article 3.2 above.. [xxxxxxxxxxxx]

                                     5

ARTICLE 5 - MARKETING
- ---------------------

5.1 Promptly after completion of any Development Work as provided in the Development Plan attached hereto as Schedule 2 as may be amended from time to time in a written document signed by both Parties Licensee shall apply for Registrations of the Products for the Selected Indications in the Territory. The Parties recognize that development is a dynamic process and that the development tasks, timelines, and budgets may require adjustments from time to time for scientific, medical or regulatory reasons, and agree to cooperate with each other to make such adjustments and changes as are necessary in the best interests of the Products.

5.2 Licensee shall have the option to market the Products in the Territory (i) either on an exclusive basis or (ii) in joint marketing with Licensor or a third party, such option to be exercized within ninety (90) days after the filing of the US NDA. Such marketing operations performed by Licensee shall comply with Licensor's reasonable instructions, if any, and shall be made in accordance with current laws, rules and regulations applicable in the Territory with respect to the promotion and the sale of pharmaceutical products. Licensee shall inform Licensor of the proposed marketing operations and provide Licensor with a copy of Licensee's marketing plans and Licensor shall have the right to comment on such operations and plans.

5.3 If Licensee has opted for case (i) in Section 5.2 above, it undertakes to use its best efforts to find markets for, notably through serious trade canvassing and reasonable advertising, the Products in the Territory.

5.4  [xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx]

5.5 Licensor shall be free to market the Products directly, or through any company it may designate in any country outside the Territory. Should Licensor decide, for whatever reason, not to market the Products in any country within the European Union, Licensor shall appoint a licensee for such country with the assistance of Licensee, if requested by Licensor.

5.6 It is hereby expressly understood that if Licensor decides to grant a license on the Products in Mexico, Licensor shall ensure that this appointed Mexican licensee shall refrain from Marketing, selling or distributing the Products into the Territory.

ARTICLE 6 - ROYALTIES
- ---------------------

6.1 In consideration of the Patent and Know-How and Technical Data license rights granted to Licensee hereunder, Licensee shall pay to Licensor a royalty of [xxxxxxxxxxxxxxxxxxxx] on Net Sales in the Territory, until the expiration, lapse, abandonment or invalidation of the last Patent covering the Products or any extension thereto, if any.

     In consideration of the trademark license rights granted to Licensee hereunder and in addition to the royalty on Patents and Know-How and Technical Data as referred to above, Licensee shall pay to Licensor a royalty of [xxxxxxxxxxxxxxxxx] on Net Sales in the Territory until the expiration or termination of this Agreement.

6.2 In consideration of the Development Work performed by Licensee under this Agreement, Licensor agrees to pay to Licensee a developer royalty as follows:

     (a) a royalty on Net Sales made by Licensor or any of its sub-licensee as the case may be, in the European Union, of:

          (i) [xxxxxxxxxxxxxxxx] in the event that Licensor has opted for case (a) of Article 3.2 above.

          (ii) [xxxxxxxxxxxxxxxxxx] in the event that Licensor has opted for case (b) of Article 3.2 above, and Licensor has not been required by the relevant health authorities in the European Union to undertake additional Pivotal Phase III studies for the intended indication and labeling set forth in the Development Plan; in addition, [xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx] will be paid to Licensee within 60 days of Licensor's option, or

          (iii)  in the event that Licensor has opted for case (b) of Article
                 3.2 above, and significant additional studies have been required by the relevant health authorities in the European Union for Registration, Licensee will conduct such required studies at its expense. The royalties and milestone fees to be paid would remain as outlined in (ii) above.

     (b) a royalty on Net Sales made by Licensor or any of its sub-licensee as the case may be, in Japan or outside the European Union, of [xxxxxxx xxxxxxxx] ; in addition, [xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx xxxxxxxxxxx] will be paid to Licensee by Licensor within 90 days of the submission of the Product for approval in Japan.

6.3 In the event that during the term of this Agreement, Licensee is willing to market and sell a Product which comprises Compound and at least one other additional therapeutically or prophylactically active ingredient which is not a Compound (hereinafter referred to as a "Combination Product"), it shall first receive Licensor's prior written consent which shall not be unreasonably withheld. Then, the Parties shall discuss in good faith royalties on Net Sales of said Combination Product which shall be based on the relative values of Compound and the other therapeutically or prophylactically active ingredients contained in the Combination Product, provided however that, in no event shall the royalty rate applicable to any Combination Product exceed the royalty rates otherwise specified in this
     Article 6.

6.4 In the event that any court or other legal or administrative tribunal from which no appeal is or can be taken, uphold any third party claim challenging the validity, scope or enforceability of any of the Patents during the term of this Agreement, then the Parties shall agree upon a reasonable royalty fee to be paid by Licensee to Licensor in consideration of the right to use the Know-How and Technical Data in the Territory, as no royalty based on any of the Patents could be reasonably expected as a result of such legal decision.

6.5 In the event that a governmental agency in any country of the Territory, grants or compels Licensee or Licensor to grant license rights to any third party for the Products, Licensee shall have the benefit, in such country, of the terms granted to such third party, to the extend that such terms are more favorable than those of this Agreement.

6.6 Either Party shall keep special accounts in which shall appear any and all elements necessary for an accurate assessment of its Net Sales on a country by country basis. Such special accounts shall be made available to the other Party upon its request. Any payment to be paid for the purpose of this Article 6 shall be made in US dollars by bank wire within 60 (sixty) days end of quarter, provided that Licensor shall use the average of the daily rates for the calendar quarter invoiced as issued by the "Banque de France".

6.7 Taxes required to be paid or withheld on payments made hereunder shall be deducted from any amount otherwise due, provided that receipts acknowledging payment thereon shall be submitted to the payee promptly whenever taxes are so deducted.

ARTICLE 7 - PURCHASE AND SUPPLY OF COMPOUNDS
- --------------------------------------------

7.1 Licensor will, within 120 days of the receipt of Licensee's written request, supply, or have supplied, Licensee with all the Compounds necessary for performing its Development Work including any clinical study, directly or through any designated supplier. The Compounds so delivered shall comply with Licensor's current specifications. The price to be paid by Licensee to Licensor for the Compounds shall be the Licensor's fully burdened cost.

7.2 During the marketing period, Licensee will purchase, or shall cause its Sub-licensee(s) to purchase, all their requirements of Compounds exclusively from Licensor or from any other supplier designated by Licensor, at Licensor fully burdened cost plus a reasonable mark up to be agreed upon between the Parties.

7.3 Licensor undertakes to supply or have Licensee supplied with sufficient quantities of Compounds, in order to allow Licensee to ensure the manufacturing of the Products in the Territory. If Licensor is unable for any reason to supply Licensee with any quantity of Compounds within the timeframe provided in Article 7.1 above, then Licensee may, with Licensor's prior written consent which shall not be unreasonably withheld, arrange the manufacture of such Compounds itself or from another source as Licensee may deem appropriate, only during the period of disruption, subject to quality assurance approval by Licensor. If it occurs, Licensor shall supply the selected manufacturer with any and all documentation necessary to fulfill proper manufacture of such Compounds subject to secrecy and no-compete commitment. Licensor shall promptly inform Licensee, by written notice, of the end of such disruption. Licensee shall no longer be authorized to manufacture or have manufactured the Compounds upon receipt of Licensor's notice, provided, however Licensee shall be authorized to finish or have finished the quantities currently in process and ordered during the time of disruption.

7.4 Upon any breach of Licensee in such obligation of exclusion supply, Licensor would be entitled to terminate this Agreement immediately without any compensation and/or indemnity to Licensee.

7.5 Licensee undertakes to promptly determine that any Compounds supplied conforms to their specifications and to promptly examine shipments of the Compounds for damage, defects or shortages. Any complaints with respect to any shipment of Compounds, including any claim for defective goods, shortage or any cause whatsoever, will have to be made by written notice within sixty (60) days from the date of receipt by Licensee, specifying the exact nature of the complaint, and providing the supplier with a sample of the Compounds concerned and a report of a qualified insurance expert if appropriate, failing which they shall lapse and Licensor shall have no liability or responsibility whatsoever in respect thereof.

7.6 Licensor will replace or will have any goods proven to be defective replaced, but Licensor will not be liable for any claims resulting from loss of profit or any other claims or damages, whatever these may be, provided that Licensor shall refund Licensee of its actual expenses incurred for the clearance of the goods from the customs and delivery to Licensee's wharehouse, if any.

7.7 In the event that any non-compliance with the specifications of any Compound supplied by Licensor occurs, Licensee shall ask Licensor for instructions for retesting, reshipment or destroying said Compound. Any such retesting, reshipment and/or destruction shall be to the account and at the expense of Licensor.


ARTICLE 8 - MANUFACTURE
- -----------------------

8.1 As soon as practicable, Licensee, or any Sub-Licensee, as the case may be, shall manufacture or have manufactured the Products by any sub-contractor it will designate after Licensor's prior written consent which shall not be unreasonably withheld, for its exclusive marketing in the Territory, provided, however, that Licensor shall be free to manufacture or have manufactured the Products to be marketed outside the Territory. In case of joint-marketing in the Territory, Licensor shall manufacture the Products for itself, and may manufacture the Products for Licensee or any Sub-licensee, upon Licensee's request.

8.2 (a). Licensee hereby represents and warrants that the Products will be manufactured complying with their specifications, in accordance with existing production and control requirements for pharmaceutical products and with current laws, rules and regulations applicable to drug substances in the Territory, including but not limited to Good Manufacturing Practices.


     (b). Licensor hereby represents and warrants that, if it is requested to manufacture the Products for Licensee, the Products will be manufactured complying with Licensee's specifications which shall be disclosed by Licensee to Licensor prior to such manufacture, in accordance with existing production and control requirements for pharmaceutical products and with current laws, rules and regulations applicable to drug substances in the Territory, including but not limited to Good Manufacturing Practices.

8.3 Except if requested by Licensor, Licensee shall not take steps with the regulatory authorities in the Territory in order to change, alternate or modify the preparation and formulation of the Products without Licensor's prior written approval.

8.4 Licensee represents and warrants that any packaging material used, will be in accordance with Licensor's requirements. Licensee shall be responsible for the control of printed packaging. Any alteration of printed packaging shall be approved by Licensor before the alteration is implemented. Each packaging shall mention the wording "Under license from SANOFI", or such other statement that Licensor may reasonably request, including without limitation references to patent numbers, provided that such wording otherwise complies with all applicable regulatory requirements for such labeling.

8.5 (a) Licensee undertakes to inform Licensor and shall cause its Sub-licensee(s) to inform Licensor, (i) of any publication or information available in the Territory concerning the Products and/or the Compounds, and/or competitive products and, (ii) of any remarks which may have been made by government inspectors during their visits to any facilities involved in the manufacture of the Products, and on any appropriate actions taken in response hereto.

     (b) Each party hereto shall immediately notify the other in writing as soon as it becomes aware of any defect or condition that may render a Compound or Product subject to a recall or product correction pursuant to any country's law, rules and regulations. Additionally, the Parties shall share all data on Compounds' or Products' complaints including but not limited to, complaints or information regarding performance and/or allegations or reports of any adverse effects on a patient from use of the Products or Compounds, as soon as such data is available, and in accordance with Adverse Events Protocol of the party for the U.S.


ARTICLE 9 - REPRESENTATION AND WARRANTIES
- -----------------------------------------

9.1  Licensor hereby represents:

     - that it has full rights and authority to enter into this Agreement,

     - that as of the date of this Agreement, it is the owner of the Intellectual Property Rights in the Territory and/or it has the right to use and license such Intellectual Property Rights in the Territory;

     - that it has not entered into any agreement with any third party in the Territory which is in conflict with the rights granted to Licensee pursuant to this Agreement;

     - that it has no present knowledge that any of the Patents and the Know-How and Technical Data rights are invalid, or that their exercise would infringe the rights of third parties.

9.2  Licensee hereby represents and warrants:

     - that it has the full right and authority to enter into this Agreement and that it shall use the Intellectual Property Rights for the sole purpose of this Agreement, in accordance with its terms and conditions.

      - that it shall develop, manufacture and market the Products in the Territory, in accordance with the terms and conditions herein contained, and any applicable law, rules and regulations in full force in the Territory, including but not limited to the Good Laboratory Practices, Good Clinical Practices and Good Manufacturing Practices.

ARTICLE 10 - LIABILITY
- ----------------------

10.1 Except to the extent caused by the use of any Compound in clinical trials prior to the date hereof, Licensor shall assume no liability for toxic effects or other injuries which may be suffered by Licensee's employees, and or its Sub-licensee(s)'s employees, in connection with the handling or storage of Compounds used in the Development Work and the manufacture of the Products pursuant to this Agreement and subject to the terms and conditions hereof.

10.2 Subject to the terms and conditions of this Agreement, Licensor shall assume no liability for any damage occasioned by Compounds or Products to Licensee's facilities and equipment, to this Sub-licensee(s)'s facilities and equipment, or to goods or products belonging to third parties which are stored in their warehouses.

10.3 Licensee shall take, or shall cause its Sub-licensee(s) to take, a civil liability insurance covering all manufacturing operations performed under this Agreement.

10.4 Licensee undertakes to indemnity and hold harmless Licensor against any and all liability, loss, claims, cost, expenses or damages related to (i) the development of the Products, or the Products (whether or not defective) or any act or omission of Licensee, including but not limited to any injury (whether to body, property or personal or business, character or reputation) sustained by any person or to any person or to property, and for any violation of municipal state, or federal laws or regulations of the United States of America and/or Canada, or (ii) the manufacture and marketing of the Products by Licensee or any of its Sublicensee(s). If Licensor is sued in any court or tribunal for damages by reasons of any of the acts described above, then Licensee shall defend such action or cause it to be defended, at its own expense, and shall pay and discharge any judgments as may be rendered. If Licensee fails or neglects to so defend, then Licensor may defend the same and any expenses including attorney fees, incurred or any judgment required to be paid, shall be promptly reimbursed upon Licensor's demand. Licensee shall not be required to indemnify Licensor for any liability, loss, cost, expense or damage, incurred by Licensor to the extent it results from Licensor's own acts, omissions or negligence. Should any Registrations be withdrawn for any reason other than a default or decision on the part of Licensor, or if Licensor decides to withdraw the Products from the market, even though the Registrations are still valid, Licensee will have no right to present a complaint to Licensor or to claim any damages from Licensor and/or its Affiliates. This clause shall survive termination of this Agreement.

10.5 Licensor undertakes to indemnify and hold harmless Licensee against any and all liability, loss, claims, costs, expense or damages to which Licensee may be or may become subject as a result of adverse effects of the Products and/or the Compounds, which are not due to any acts, omissions or negligence on the part of Licensee or of any of its Sub-Licensee(s) in the development, manufacture, marketing or other usage or storage or handling of the Compounds and/or the Products. If Licensee is sued in any court or tribunal for damages by reasons of any of the acts described above, then Licensor shall defend such action or cause it to be defended at its own expense, and shall pay and discharge any judgments as may be rendered, to the extent (i) Licensee gives Licensor notice of any such law suit (including a copy thereof served upon Licensee) within fifteen (15) days after such law suit was served upon Licensee, (ii) Licensee and its employees fully cooperate with Licensor and its legal representatives, and (iii) Licensee does not withhold its approval of the settlement of any claim, liability or action by Licensor. If Licensor fails or neglects to so defend, then Licensee may defend the same and any expense including reasonable attorney fees, incurred or any judgment required to be paid, shall be promptly reimbursed upon Licensee's demand.

10.6 Licensee and Licensor agree that any information related to side effects of the Products which are known to them will promptly and fully be made known to the other Party.


ARTICLE 11 - DEFENSE OF PATENTS AND KNOW-HOW AND TECHNICAL DATA
- ---------------------------------------------------------------

If Licensee becomes aware of any infringement of any Patent rights or other Know-How and Technical Data, then Licensee shall notify Licensor of such infringement and Licensor shall (i) undertake proceedings in its own name and at its own expense to restrain or bring other action against such infringement and shall notify Licensee of such proceedings, or (ii) authorize and agree to cooperate with Licensee to permit Licensee to undertake proceedings, at Licensee's expense, to restrain or bring other action against such infringement. Each Party shall be entitled to be represented at such proceedings by counsel at such Party's expense. Any recovery by Licensee or Licensor hereunder shall first be used to reimburse the expenses incurred by the Party undertaking such proceedings and any remaining amount shall be treated as a component of annual Net Sales of Products, unless the Parties shall otherwise agree. Neither party shall enter into a settlement of any such proceedings in any that would compromise the other party's rights under this Agreement, without the prior written consent of the other party.


ARTICLE 12 - NON COMPETE COVENANT
- ---------------------------------

In the frame of good cooperation between the Parties under this Agreement, and for their mutual interest, Licensee undertakes not to produce and/or market, during the term of this Agreement and two (2) years thereafter, directly or indirectly, any pharmaceutical speciality with the same Compound as the Products and/or in the field of picornavirus indication, and not to produce for the account of third parties, either directly or indirectly, any substance identical to the Compounds.

ARTICLE 13 - DURATION
- ---------------------

13.1 This Agreement, unless previously terminated pursuant to the terms and conditions herein contained and/or unless otherwise agreed upon between the Parties, shall be effective as of the date first above written, and shall remain in force until either (i) the expiration of the last Patent covering any of the Compounds and/or the Products in any country of the Territory, or (ii) ten (10) years as from the first launch of the Products in any country of the Territory by Licensee or its Sub-licensee(s), whichever is later.

13.2 This Agreement shall thereafter be automatically renewed for successive five year periods unless either party has notified its decision not to renew it by written notice sent to the other at least six months before the end of the first period referred to above.

ARTICLE 14 - TERMINATION OR DISCONTINUATION
- -------------------------------------------

14.1 In the event that any of the Parties commits any material breach or violation of its obligations hereunder and does not remedy said violation or breach within thirty (30) days of the non breaching Party's written notice, the non breaching Party shall have the right to early terminate this Agreement immediately and without prejudice to claim for damages, by giving notice to such breaching party, provided that the notice of termination is given within three (3) months after the default and prior to correction of the default.

14.2 This Agreement may be terminated upon the written request of either party, but only after prior consultation with the other party, upon the reasonable determination by the terminating party that:

      (a) prior to the first commercial marketing of the Products, further Development Work of the Compounds is not possible or practicable due to material and adverse scientific, health, safety or regulatory issues; or

      (b) subsequent to the first commercial marketing, one of the Products is permanently and completely withdrawn from the market for serious adverse health or other safety reasons.

14.3  This Agreement may be discontinued or terminated by Licensor:

      (a) giving Licensee a sixty (60) day prior written notice in the event that there is a change in control of Licensee, which would materially and adversely affect the development, manufacturing and marketing of the Products in the Territory, control being understood as either the majority of the voting stock of Licensee, or the right through ownership or contract to appoint at least the majority of the members of the board of directors of Licensee,

      (b) without prior written notice to Licensee in the event that Licensee is subject to, or applies for, any kind of bankruptcy proceedings, including without limitation the appointment of a receiver or of a liquidator, the distribution and/or liquidation of part or all of Licensee's assets or the application for any kind of protection against its creditors.

14.4 In the event that at any time during the validity of this Agreement, one or the other, or both Parties decide to discontinue the Agreement, or upon termination or expiration of the said Agreement for whatever reason, Licensor will have free access and use of the dossiers used by Licensee for the submission of the Registrations in the Territory, and Licensee undertakes, as from that moment:

      (a) to immediately cease the use of the Trademarks, the Patents and the Know-How and Technical Data granted under this Agreement and consequently to cease and/or have ceased any development, manufacturing and marketing of the Products in the Territory,

      (b) in accordance with applicable law, to immediately assign or deliver or turn over to Licensor or any person or company designated by Licensor, without any charge, all Registrations or other rights pending or already obtained from the authorities in the Territory, governmental or otherwise, concerning the right to develop, manufacture and market the Products in the Territory (including of all those rights which are already directly or indirectly in the possession of Licensee or those which Licensee has the right to possess) and to assist Licensor in making all relevent obligations to concerned authorities;

      (c) to return to Licensor any and all confidential documents, information, details of methods, protocols, photo negatives, scientific, technical and commercial reports, which have been disclosed to, or made by Licensee under this Agreement;

      (d) to remain bound by the obligations of secrecy set out in this Agreement and not to make any direct or indirect commercial or industrial use of the Compounds and/or of the Products and/or of the Trademarks, the Patents and/or the Know-How and Technical Data.

14.5 Licensee and its Sub-licensees shall be permitted to sell all Products which they have on hand on the date of such expiration or termination, provide that Licensee shall pay the royalty that would have otherwise been due thereon under the terms of the Agreement.


Article 15 - Confidentiality
- ----------------------------

15.1 The text of the present Agreement will not be disclosed, either in its entirety or in part, by either of the Parties, to a third party or to the public, other than to Affiliates, parent companies, branch offices or prospective investors subject to secrecy commitment of said prospective investors, of Licensee or of Licensor, without the prior written consent of the other Party, unless such a disclosure is required by applicable law, in which case the Party from whom the disclosure is legally required will immediately advise the other Party hereto accordingly in writing.

15.2 Except as provided above, during the term of this Agreement and for a period of five (5) years thereafter, Licensor and Licensee shall not reveal or disclose to any third party any confidential information received from the other party without first obtaining the written consent of the disclosing party, except as may be required for the purposes of investigating, developing, manufacturing or marketing the Compounds and/or the Products for securing essential or desirable authorizations, privileges or rights from governmental agencies, or as may be necessary to file or prosecute patent applications concerning the Compounds and/or the Products or to carry out any litigation concerning the Compounds and/or the Products.

15.3  The foregoing provisions shall not apply to any information which:

      (a) is public knowledge or becomes public knowledge through no fault of Licensee, or

      (b) has been properly provided to Licensee, without restriction, by an independent third party, or

      (c) was already properly in possession of Licensee at the time of receipt from Licensor, or

      (d) has to be disclosed to any governmental agency, authority or officer in the Territory in connection with the development, manufacture, use and marketing of the Products.

      (e) is required by applicable law.

15.4 Licensee covenants and agrees in addition to see that this obligation is observed by any and all persons involved in the development, manufacture and marketing of the Products.


ARTICLE 16- FORCE MAJEURE
- -------------------------

16.1 Notwithstanding any other provision hereof, Licensee or Licensor shall be excused from delays in the performance of, or failure to perform, any of their obligations under this Agreement, due to and for the duration of an event beyond their reasonable control and not due to a fault on their part, including, without limitation: strikes, lockouts, shortage of supplies, Act of Government, Act of God ,any other event of the same gender, and any other cause beyond their reasonable control of the Parties, provided that the Party so excused shall recommence performance of this Agreement with the utmost dispatch as soon as possible.

16.2 Should any such cause for failure or delay last for more than sixty (60) consecutive days, the other Party may, after the expiration of such period and if such failure or delay still exists, give notice in writing as provided herein to the Party so excused either accepting continued suspension of such Party's performance for a period reasonable in the circumstances, or terminating this Agreement.

16.3 The Party wishing to be so excused from its obligations, shall notify the other Party without delay, the circumstances and effects of such an event and consult therewith on suitable interim arrangements which may included mutually agreeable amendments to this Agreement.


ARTICLE 17 - MISCELLANEOUS
- --------------------------

17.1 This Agreement shall inure to the benefit of and shall be binding upon, the Parties and their respective successors. Licensee may not assign its rights or obligations under this Agreement without the prior written consent of Licensor which shall not be unreasonably withheld, except to its Affiliates. Licensor has the right to assign its rights and/or obligations hereunder.

17.2 All times and delays set forth or referred to herein, including those referred to in the Development Plan, are of the essence of this Agreement.

17.3 The captions of the provisions of this Agreement are for convenience of reference only and do not form a part of or govern construction of any part hereof.

17.4 The status of the Parties under this Agreement shall be that of independent contractors and neither Party shall be deemed or construed to be an employee, agent, partner or legal representative of the other Party for any purpose whatsoever. Neither Party shall have the right or authority to assume or otherwise create any obligation or responsibility, express or implied, on behalf or in the name of the other Party or to bind the other Party in any manner or thing whatsoever.

17.5 This Agreement embodies the entire understanding of the Parties with respect to such subject matter, and supersedes all previous agreement between them. No amendment or modification of this Agreement shall be valid and binding upon the Parties unless in writing and signed on behalf of each Party by its duly authorized officers.

17.6 Should either Party fail to enforce any provision of this Agreement, or fail to exercise, or waive, any right in respect thereto, such failure or waiver shall not be construed as constituting a waiver or constituting waiver of its rights to enforce such provision or right or any other provision or right.

17.7 In the event any provision of this Agreement is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If any of the terms or provisions of this Agreement are in conflict with any applicable statute or rule of law, then such terms or provisions shall be deemed inoperative to the extent that they may conflict therewith and shall be deemed to be modified to conform with such statute or rule of law. In the event that the terms and conditions of this Agreement are materially altered as a result of this Article 17.7, the Parties will renegotiate in good faith the terms and conditions of this Agreement to resolve any inequities.

17.8 Any notice, payment or report required or permitted under this Agreement shall be delivered by hand or registered or certified mail to the following addresses:

      (a) if to Licensor:
          --------------

                               Sanofi
                               32-34, rue Marbeuf
                               75008 Paris - France
                               Attention: Office of General Counsel


                               With a copy to:
                               Sanofi - Accounting Department,
                               for notice relating to payments and
                               sales statements only.


      (b) if to Licensee:
          --------------

                               Viropharma Inc.
                               76, Great Valley Parkway
                               Malvern, PA 19355
                               Attention: M.A. McKinlay

      or to such other person or address as shall hereafter furnished by written notice to the other Party.


ARTICLE 18 - ARBITRATION/GOVERNING LAW
- --------------------------------------

18.1 This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without regard to the choice of laws principles that might otherwise be applied in such jurisdiction; provided, however that Article 18.2 below shall be governed by the Federal Arbitration Act, Title 9, United States Code, and the Convention on the Recognition and Enforcement of Foreign Arbitral Awards of June 10, 1958.

18.2 All disputes, questions, controversies, claims or differences arising out of or in relation to or in connection with this Agreement and which cannot be settled amicably, or for breach thereof, shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with the said Rules, with proceedings conducted in the English language in Paris. The president of the arbitral tribunal will not be a citizen of the United States of America or the Republic of France. The arbitral Tribunal shall apply to the merits of the dispute the provisions of this Agreement and in case of silence of such provisions, the Laws of the State of New York.

IN WITNESS WHEREOF, the Parties hereto haved caused this Agreement to be executed in duplicate by their duly authorized representatives on the date first written above.




For SANOFI                                     For VIROPHARMA, INC.
- ----------                                     --------------------




/s/ Jean-Francois Dehecq                       /s/ Claude H. Nash
Name Jean-Francois Dehecq                      Name Claude H. Nash
                                                    ---------------
                                                    President & CEO

                                  SCHEDULE 1
                                  ----------

                          ---------------------------
                             LIST OF PATENTS OWNED
                             ---------------------
                                   BY SANOFI
                                   ---------
                          ---------------------------


- --------------------------------------------------------------------------------
   COUNTRY           PATENT         FILING DATE      GRANT DATE       STATUS
                  (APPLICATION)
- --------------------------------------------------------------------------------
 U.S.               5.464.848         10/01/93        11/07/95        in force
- --------------------------------------------------------------------------------
 U.S.               5.453.433         05/13/94        09/26/95        in force
- --------------------------------------------------------------------------------
 Canada             2.094.012         04/14/93                        pending
- --------------------------------------------------------------------------------
 Canada          PCT/US95/05790       05/10/95                        pending
- --------------------------------------------------------------------------------

                                  SCHEDULE 2
                                  ----------


                          --------------------------
                               DEVELOPMENT PLAN
                               ----------------
                          --------------------------

                                  [REDACTED]

                                  APPENDIX A
                                  ----------


                               DEVELOPMENT COSTS

                                  [REDACTED]












                                      22